                           STERLING APARTMENT HOMES &
                            STERLING COMMERCE CENTER
                         1815 JOHN F. KENNEDY BOULEVARD
                           PHILADELPHIA, PENNSYLVANIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 21, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  STERLING APARTMENT HOMES & STERLING COMMERCE CENTER
     1815 JOHN F. KENNEDY BOULEVARD
     PHILADELPHIA, PHILADELPHIA COUNTY, PENNSYLVANIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 536 units with a total of 486,553 square feet of rentable area. The attached commerce center contains 109,992 square feet of retail and office space. The improvements were built in 1960. The improvements are situated on 0.89091 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 91% occupied and the commerce center is approximately 54% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                           ($68,700,000)

This value is allocated between the two uses as follows:

     Sterling Apartment Homes:                   $65,500,000
     Sterling Commerce Center:                   $ 3,200,000

                            Respectfully submitted,
                            AMERICAN APPRAISAL ASSOCIATES, INC.

                            -s- Frank Fehribach
                            -------------------
July 21, 2003               Frank Fehribach, MAI
#053272                     Managing Principal, Real Estate Group
                            State of Pennsylvania Certified General Appraiser
                             #GA003334

Report By:
Richard Mupo

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................   11
Area Analysis .............................................................   13
Market Analysis ...........................................................   16
Site Analysis .............................................................   18
Improvement Analysis ......................................................   18
Highest and Best Use ......................................................   19

                                    VALUATION

Valuation Procedure .......................................................   20
Sales Comparison Approach .................................................   22
Income Capitalization Approach ............................................   28
Reconciliation and Conclusion .............................................   48

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Sterling Apartment Homes&Sterling Commerce Center
LOCATION:                     1815 John F. Kennedy Boulevard
                              Philadelphia, Pennsylvania

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 13, 2003
DATE OF REPORT:               July 21, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

    Size:                     0.89091 acres, or 38,808 square feet
    Assessor Parcel No.:      881035000
    Floodplain:               Community Panel No. #420757-183F (August 2, 1996)
                              Flood Zone X, an area outside the floodplain.
    Zoning:                   C5 (Multi-Story Office District)

BUILDING:
    Apartments:
      No. of Units:           536 Units
      Total NRA:              486,553 Square Feet
      Average Unit Size:      908 Square Feet
      Apartment Density:      601.6 units per acre
      Year Built:             1960
    Commerce Center:
      Office Area:            85,970 Square Feet
      Retail Area:            24,022 Square Feet
      Total Area:             109,992 Square Feet

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                      Market Rent
           Square  ----------------  Monthly     Annual
Unit Type   Feet   Per Unit  Per SF   Income     Income
---------  ------  --------  ------  --------  ----------
EA10         412   $    899  $ 2.18  $ 28,768  $  345,216
EB10         495   $    949  $ 1.92  $130,013  $1,560,156
1A10         550   $  1,149  $ 2.09  $ 55,152  $  661,824
1B10         803   $  1,379  $ 1.72  $140,658  $1,687,896
1C10         920   $  1,509  $ 1.64  $ 31,689  $  380,268
2A20       1,315   $  1,759  $ 1.34  $218,116  $2,617,392
2B20       1,425   $  2,109  $ 1.48  $ 67,488  $  809,856
2C20       1,794   $  2,449  $ 1.37  $ 12,245  $  146,940
3A20       1,631   $  2,229  $ 1.37  $ 53,496  $  641,952
3B20       1,778   $  2,359  $ 1.33  $ 18,872  $  226,464
3C20       2,215   $  2,499  $ 1.13  $  4,998  $   59,976
4A30       2,500   $  2,459  $ 0.98  $  2,459  $   29,508
                                     --------  ----------
                             Total   $763,954  $9,167,448

OCCUPANCY:
   APARTMENTS:             91%
   COMMERCE CENTER:        69% (44.4% Office, 88.8% Retail)
ECONOMIC LIFE:             45 Years
EFFECTIVE AGE:             7 Years
REMAINING ECONOMIC LIFE:   38 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

         [PICTURE]                                             [PICTURE]
EXTERIOR - FRONT OF BUILDING                         EXTERIOR - REAR OF BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                    AREA MAP

                                      [MAP]

                                NEIGHBORHOOD MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                     Amount           $/Unit
                                                   ----------     ---------------
DIRECT CAPITALIZATION - APARTMENTS
Potential Rental Income                            $9,167,448     $ 17,103
Effective Gross Income                             $8,939,001     $ 16,677
Operating Expenses                                 $3,617,390     $  6,749          40.5% of EGI
Net Operating Income:                              $5,214,411     $  9,728

Capitalization Rate                                8.00%
DIRECT CAPITALIZATION VALUE                        $64,900,000 *  $121,082 / UNIT

DISCOUNTED CASH FLOW ANALYSIS - APARTMENTS:
Holding Period                                     10 years
2002 Economic Vacancy                              10%
Stabilized Vacancy & Collection Loss:              6%
Lease-up / Stabilization Period                    24 months
Terminal Capitalization Rate                       8.50%
Discount Rate                                      10.50%
Selling Costs                                      2.00%
Growth Rates:
   Income:                                         3.00%
   Expenses:                                       3.00%
DISCOUNTED CASH FLOW VALUE                         $63,900,000 *    $119,216 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE             $64,500,000      $120,336 / UNIT

DISCOUNTED CASH FLOW ANALYSIS - COMMERCE CENTER:
Holding Period                                     10 years
2002 Economic Vacancy                              31%
Stabilized Vacancy & Collection Loss:              12%
Lease-up / Stabilization Period                    24 months
Terminal Capitalization Rate                       9.00%
Discount Rate                                      11.50%
Selling Costs                                      2.00%
Growth Rates:
   Income:                                         0% in Yr. 2, 3.00% thereafter
   Expenses:                                       3.00%
DISCOUNTED CASH FLOW VALUE                         $3,200,000 *     $29.09 / SF

RECONCILED INCOME APPROACH VALUE                   $3,200,000       $29.09 / SF

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 9
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)        $81,984 to $116,175
       Range of Sales $/Unit (Adjusted)          $116,175 to $125,071

VALUE INDICATION - PRICE PER UNIT                $64,000,000  *          $119,403 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales        5.65 to 9.27
       Selected EGIM for Subject                 7.50
       Subject's Projected EGI                   $8,939,001

EGIM ANALYSIS CONCLUSION                         $66,800,000 *           $124,627 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                 $66,700,000 *           $124,440 / UNIT

RECONCILED SALES COMPARISON VALUE                $66,000,000             $123,134 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 10
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

STERLING APARTMENT HOMES:
  SALES COMPARISON APPROACH:
     Price Per Unit                      $64,000,000
     NOI Per Unit                        $66,700,000
     EGIM Multiplier                     $66,800,000
  INDICATED VALUE BY SALES COMPARISON    $66,000,000      $123,134 / UNIT

  INCOME APPROACH:
     Direct Capitalization Method:       $64,900,000
     Discounted Cash Flow Method:        $63,900,000
  INDICATED VALUE BY INCOME APPROACH     $64,500,000      $120,336 / UNIT

  RECONCILED OVERALL VALUE CONCLUSION:   $65,500,000      $122,201 / UNIT

STERLING COMMERCE CENTER:
  INCOME APPROACH:
     Discounted Cash Flow Method:        $ 3,200,000
  INDICATED VALUE BY INCOME  APPROACH    $ 3,200,000      $  29.09 / SF

  RECONCILED OVERALL VALUE CONCLUSION:   $ 3,200,000      $  29.09 / SF

COMBINED SUBJECT VALUE:                  $68,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 11
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1815 John F. Kennedy Boulevard, Philadelphia, Philadelphia County, Pennsylvania. Philadelphia identifies it as 881035000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Richard Mupo on May 13, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Richard Mupo performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Richard Mupo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is July 21, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 12
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

     "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

     MARKETING PERIOD:    6 to 12 months

     EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCIP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Philadelphia, Pennsylvania. Overall, the neighborhood is characterized as an urban setting with the predominant land use being office. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Juniper Street
West  - Scuykill River
South - Walnut Street
North - I-676

MAJOR EMPLOYERS

Major employers in the subject's area include City of Philadelphia, University of Pennsylvania, Mellon Financial to name a few. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 14
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                           NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
        CATEGORY             1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS     MSA
---------------------------  ------------  ------------  ------------  ----------
POPULATION TRENDS
Current Population                62,254       443,430       902,902    5,117,235
5-Year Population                 64,020       428,220       869,767    5,176,062
% Change CY-5Y                       2.8%         -3.4%         -3.7%         1.1%
Annual Change CY-5Y                  0.6%         -0.7%         -0.7%         0.2%

HOUSEHOLDS
Current Households                36,383       183,977       349,056    1,932,596
5-Year Projected Households       37,874       181,697       342,081    1,983,369
% Change CY - 5Y                     4.1%         -1.2%         -2.0%         2.6%
Annual Change CY-5Y                  0.8%         -0.2%         -0.4%         0.5%

INCOME TRENDS
Median Household Income       $   30,555    $   23,464    $   23,910   $   52,124
Per Capita Income             $   32,346    $   16,628    $   14,731   $   24,601
Average Household Income      $   55,407    $   40,091    $   38,085   $   65,140

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
         CATEGORY            1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS      MSA
---------------------------  ------------  ------------  ------------  ----------
HOUSING TRENDS
% of Households Renting         60.85%        44.10%        40.08%       27.89%
5-Year Projected % Renting      59.92%        44.74%        41.19%       27.84%

% of Households Owning          23.06%        37.82%        44.08%       64.86%
5-Year Projected % Owning       24.76%        37.31%        43.04%       65.19%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 15
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Municipal Parking Lot
South - Office Building
East  - Municipal Parking Lot
West  - Residential Apartment Building

CONCLUSIONS

The subject is well located within the city of Philadelphia. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 16
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                 MARKET ANALYSIS

The subject property is located in the city of Philadelphia in Philadelphia County. The overall pace of development in the subject's market is more or less decreasing. There are no new significant projects recently completed within Center City. Over 790 units were delivered to the market in 2002. The greater Philadelphia area delivered 280 units during the first quarter of 2003. This figure is down significantly from the prior year. Overall, delivery of new units has slowed over the past year. The following table illustrates historical vacancy rates for the subject's apartment market.

                            HISTORICAL VACANCY RATE

       Period         Region   Submarket
----------------------------------------
          1Q03         3.8%       5.6%
          4Q02         3.3%       5.8%
   1-Year Annualized   2.9%       4.4%
   3-Year annualized   2.5%       2.9%

Source: REIS

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has underperformed the overall market. Occupancy has been on a general decline since 2000 due to weakening economic conditions. As Downtown Philadelphia's office market and economy improves, demand for local residential units will likely increase. As noted above, Center City's occupancy rate slightly underperforms as compared to the Greater Philadelphia market.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period             Region  % Change  Submarket  % Change
--------------------------------------------------------
 3Q02                N/A       -      $1,308        -
 4Q02                N/A      N/A     $1,317       0.7%
 1Q03                N/A      N/A     $1,325       0.6%

Source: Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 17
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                             COMPETITIVE PROPERTIES

  No.          Property Name         Units   Ocpy.  Year Built  Proximity to subject
------------------------------------------------------------------------------------
  R-1    The Lofts at 1835 Arch       192     98%      2001     1 Block to the North
  R-2    Park Towne Place             980     95%      1959     3/4 Mile to the NE
  R-3    1500 Locust                  610     92%   Appr. 1990  1/4 Mile to the SE
  R-4    Locust on The Park           152     95%   Appr. 1990  1/2 Mile to the SW
Subject  Sterling Apartment Homes     536     91%      1960

Effective rents have remained relatively stable since mid-2002 and are projected to remain stagnant for the foreseeable future. According to Reis, rent growth over the next five years will be light, estimated at roughly 2.8% growth per annum.

Concerning the downtown office and retail market, NAI Geis Realty Group, Inc. reports that the Class A occupancy rate within the Philadelphia central business district is 87%, while the occupancy rate for Class B space is 85%. The average Class A rental rate is $27.00 per square foot and the average Class B rental rate is $19.00 per square foot. The downtown retail market reports an occupancy rate of 93% with an average rental rate of $25.00 per square foot. Growth rates over the next five years should be similar to those of the apartment market, or generally in the 2.0% to 4.0% range.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 18
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   0.89091 acres, or 38,808 square feet
  Shape                       Rectangular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          #420757-183F, dated August 2, 1996
     Flood Zone               Zone X
  Zoning                      C5, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                      ASSESSED VALUE - 2002
               ----------------------------------  TAX RATE/  PROPERTY
PARCEL NUMBER     LAND      BUILDING     TOTAL     MILL RATE   TAXES
----------------------------------------------------------------------
  881035000    $2,500,000  $5,894,304  $8,394,304   0.08264   $693,705

IMPROVEMENT ANALYSIS

  Year Built           1960
  Number of Units      536
  Net Rentable Area    486,553 Square Feet - Apartment Space
                       109,992 Square Feet - Office & Retail Space
                       596,545 Square feet - Total

  Construction:
    Foundation         Steel or concrete piles
    Frame              Composite concrete or brick and steel
    Exterior Walls     Brick or masonry
    Roof               Built-up asphalt with or without gravel over a steel
                       beams structure
  Project Amenities    Amenities at the subject include a swimming pool, gym
                       room, business office, security, and parking area.
  Unit Amenities       Individual unit amenities include a cable TV connection,
                       and washer dryer connection. Appliances available in each

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 19
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                       unit include a refrigerator, stove, microwave dishwasher, garbage disposal, washer/dryer, and oven.

Unit Mix:

                            Unit Area
Unit Type  Number of Units  (Sq. Ft.)
-------------------------------------
EA10             32            412
EB10            137            495
1A10             48            550
1B10            102            803
1C10             21            920
2A20            124          1,315
2B20             32          1,425
2C20              5          1,794
3A20             24          1,631
3B20              8          1,778
3C20              2          2,215
4A30              1          2,500

Overall Condition           Good
Effective Age               7 years
Economic Life               45 years
Remaining Economic Life     38 years
Deferred Maintenance        None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1960 and consist of a 536-unit multifamily with office and retail project. The highest and best use as improved is for a continued multifamily with office and retail use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 20
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 21
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL  ASSOCIATES,  INC.          SALES COMPARISON APPROACH PAGE 23
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                        COMPARABLE                         COMPARABLE
         DESCRIPTION                      SUBJECT                          I - 1                              I - 2
------------------------------   --------------------------   ------------------------------   ---------------------------------
  Property Name                  Sterling Apartment Homes     Presidential City Apts           Cedarbrook Hill

LOCATION:
  Address                        1815 John F. Kennedy         3900 City Line Avenue            8460 Limekiln Pike
                                 Boulevard

  City, State                    Philadelphia, Pennsylvania   Philadelphia, Pennsylvania       Wyncote, Pennsylvania
  County                         Philadelphia                 Philadelphia                     Montgomery
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         486,553                      1,044,824                        1,187,200
  Year Built                     1960                         1951                             1963
  Number of Units                536                          988                              896
  Unit Mix:                       Type     Total                       Type           Total             Type              Total
                                 EA10        32               Studio                    200    1Br/1Ba                     323
                                 EB10       137               1Br/1Ba                   300    2Br/2Ba                     527
                                 1A10        48               2Br/2Ba                   300    3Br/2Ba                      46
                                 1B10       102               3Br/2Ba                   188
                                 1C10        21
                                 2A20       124
                                 2B20        32
                                 2C20         5
                                 3A20        24
                                 3B20         8
                                 3C20         2
                                 4A30         1
  Average Unit Size (SF)         908                          1,058                            1,325
  Land Area (Acre)               0.8909                       2.6500                           41.0000
  Density (Units/Acre)           601.6                        372.8                            21.9
  Parking Ratio (Spaces/Unit)    0.37                         1.0+                             1.0+
  Parking Type (Gr., Cov., etc.) Garage                       Open, Covered                    Open, Covered
CONDITION:                       Good                         Average                          Average
APPEAL:                          Good                         Average                          Good
AMENITIES:
  Pool/Spa                       Yes/No                       Yes/No                           Yes/No
  Gym Room                       Yes                          Yes                              Yes
  Laundry Room                   No                           No                               Yes
  Secured Parking                No                           No                               Yes
  Sport Courts                   No                           No                               Yes
  Washer/Dryer Connection        Yes                          Yes                              No
  Gated Security                                                                               Yes
  Business Center
OCCUPANCY:                       91%                          95%                              88%
TRANSACTION DATA:
  Sale Date                                                   May, 2002                        May, 2001
  Sale Price ($)                                              $81,000,000                      $88,100,000
  Grantor                                                     Ira Lubert & Dean Adler          Cedarbrook Holdings LLC

  Grantee                                                     L.A.D. Presidential LP           Ceebraid-Signal Corp /
                                                                                               Transwestern
  Sale Documentation                                          N/A                              N/A
  Verification                                                Buyer                            Buyer
  Telephone Number
ESTIMATED PRO-FORMA:                                          Total $     $/Unit      $/SF       Total $       $/Unit      $/SF
  Potential Gross Income                                        $0          $0        $0.00    $17,711,500     $19,767    $14.92
  Vacancy/Credit Loss                                           $0          $0        $0.00    $ 2,125,380     $ 2,372    $ 1.79
                                                              ------------------------------------------------------------------
  Effective Gross Income                                        $0          $0        $0.00    $15,586,120     $17,395    $13.13
  Operating Expenses                                            $0          $0        $0.00    $ 8,394,000     $ 9,368    $ 7.07
                                                              ------------------------------------------------------------------
  Net Operating Income                                          $0          $0        $0.00    $ 7,192,120     $ 8,027    $ 6.06
                                                              ------------------------------------------------------------------
NOTES:                                                        No financial data was made       The buyer intends to rehab
                                                              available for this sale.         portions of the property for
                                                                                               a cost of $16 million.
  PRICE PER UNIT                                                         $81,984                               $98,326
  PRICE PER SQUARE FOOT                                                  $ 77.53                               $ 74.21
  EXPENSE RATIO                                                            N/A                                    53.9%
  EGIM                                                                     N/A                                    5.65
  OVERALL CAP RATE                                                         N/A                                    8.16%
  Cap Rate based on Pro Forma or Actual Income?                                                              PRO FORMA

                                            COMPARABLE
         DESCRIPTION                           I - 3
------------------------------   ------------------------------
  Property Name                  Berkshire Towers

LOCATION:
  Address                        11215 Oak Leaf Drive
  City, State                    Silver Spring, Maryland
  County                         Montgomery
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         1,375,638
  Year Built                     1965
  Number of Units                1,119
  Unit Mix:                                 Type          Total
                                 1Br/1Ba                   495
                                 2Br/2Ba                   396
                                 3Br/2Ba                   228

  Average Unit Size (SF)         1,229
  Land Area (Acre)               17.1900
  Density (Units/Acre)           65.1
  Parking Ratio (Spaces/Unit)    1.0+
  Parking Type (Gr., Cov., etc.) Open, Covered
CONDITION:                       Good
APPEAL:                          Good
AMENITIES:
  Pool/Spa                       Yes/Yes
  Gym Room                       Yes
  Laundry Room                   Yes
  Secured Parking                No
  Sport Courts                   Yes
  Washer/Dryer Connection        No
  Gated Security                 Clubhouse
  Business Center                Yes
OCCUPANCY:                       95%
TRANSACTION DATA:
  Sale Date                      May, 2003
  Sale Price ($)                 $130,000,000
  Grantor                        Berkshire Realty Holdings

  Grantee                        Stellar Management

  Sale Documentation             MGA-47781
  Verification                   Buyer
  Telephone Number
ESTIMATED PRO-FORMA:               Total $      $/Unit    $/SF
  Potential Gross Income         $14,761,620    $13,192  $10.73
  Vacancy/Credit Loss            $   738,081    $   660  $ 0.54
                                 ------------------------------
  Effective Gross Income         $14,023,539    $12,532  $10.19
  Operating Expenses             $ 4,908,239    $ 4,386  $ 3.57
                                 ------------------------------
  Net Operating Income           $ 9,115,300    $ 8,146  $ 6.63
                                 ------------------------------
NOTES:                           Property was completely
                                 remodeled in 1997.

  PRICE PER UNIT                                 $116,175
  PRICE PER SQUARE FOOT                          $  94.50
  EXPENSE RATIO                                      35.0%
  EGIM                                               9.27
  OVERALL CAP RATE                                   7.01%
  Cap Rate based on Pro Forma or Actual Income?  PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $81,984 to $116,175 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $116,175 to $125,071 per unit with a mean or average adjusted price of $121,230 per unit. The median adjusted price is $122,443 per unit. Based on the following analysis, we have concluded to a value of $120,000 per unit, which results in an "as is" value of $64,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

SALES ADJUSTMENT GRID

                                                                            COMPARABLE
           DESCRIPTION                        SUBJECT                         I - 1
-----------------------------------   --------------------------     --------------------------
  Property Name                       Sterling Apartment Homes       Presidential City Apts
  Address                             1815 John F. Kennedy           3900 City Line Avenue
                                      Boulevard
  City                                Philadelphia, Pennsylvania     Philadelphia, Pennsylvania
  Sale Date                                                          May, 2002
  Sale Price ($)                                                     $81,000,000
  Net Rentable Area (SF)              486,553                        1,044,824
  Number of Units                     536                            988
  Price Per Unit                                                     $81,984
  Year Built                          1960                           1951
  Land Area (Acre)                    0.8909                         2.6500
VALUE ADJUSTMENTS                           DESCRIPTION                  DESCRIPTION      ADJ.
  Property Rights Conveyed            Fee Simple Estate              Fee Simple Estate     0%
  Financing                                                          Cash To Seller        0%
  Conditions of Sale                                                 Arm's Length          0%
  Date of Sale (Time)                                                05-2002               3%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                  $  84,443
  Location                                                           Inferior             10%
  Number of Units                     536                            988                   5%
  Quality / Appeal                    Good                           Inferior             10%
  Age / Condition                     1960                           1951 / Average       20%
  Occupancy at Sale                   91%                            95%                  -5%
  Amenities                           Good                           Inferior              5%
  Average Unit Size (SF)              908                            1,058                 0%
  Commercial Units                    Yes                            Comparable            0%
PHYSICAL ADJUSTMENT                                                                       45%
FINAL ADJUSTED VALUE ($/UNIT)                                        $ 122,443

                                                 COMPARABLE                     COMPARABLE
           DESCRIPTION                              I - 2                          I - 3
-----------------------------------   ------------------------------   --------------------------
  Property Name                       Cedarbrook Hill                  Berkshire Towers
  Address                             8460 Limekiln Pike               11215 Oak Leaf Drive

  City                                Wyncote, Pennsylvania            Silver Spring, Maryland
  Sale Date                           May, 2001                        May, 2003
  Sale Price ($)                      $88,100,000                      $130,000,000
  Net Rentable Area (SF)              1,187,200                        1,375,638
  Number of Units                     896                              1,119
  Price Per Unit                      $98,326                          $116,175
  Year Built                          1963                             1965
  Land Area (Acre)                    41.0000                          17.1900
VALUE ADJUSTMENTS                          DESCRIPTION          ADJ.      DESCRIPTION      ADJ.
  Property Rights Conveyed            Fee Simple Estate          0%    Fee Simple Estate    0%
  Financing                           Cash To Seller             0%    Cash To Seller       0%
  Conditions of Sale                  Arm's Length               0%    Arm's Length         0%
  Date of Sale (Time)                 05-2001                    6%    05-2003              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)   $ 104,225                        $ 116,175
  Location                            Comparable                 0%    Comparable           0%
  Number of Units                     896                        5%    1,119                5%
  Quality / Appeal                    Comparable                 0%    Comparable           0%
  Age / Condition                     1963 / Average            20%    1965 / Good          0%
  Occupancy at Sale                   88%                        0%    95%                 -5%
  Amenities                           Comparable                 0%    Superior            -5%
  Average Unit Size (SF)              1,325                     -5%    1,229               -5%
  Commercial Units                    Comparable                 0%    Inferior            10%
PHYSICAL ADJUSTMENT                                             20%                         0%
FINAL ADJUSTED VALUE ($/UNIT)         $ 125,071                        $ 116,175


SUMMARY

VALUE RANGE (PER UNIT)                      $116,175 TO $125,071
MEAN (PER UNIT)                             $121,230
MEDIAN (PER UNIT)                           $122,443
VALUE CONCLUSION (PER UNIT)                 $120,000

VALUE OF IMPROVEMENT & MAIN SITE                   $64,320,000
 LESS: LEASE-UP COST                              -$   291,000
VALUE INDICATED BY SALES COMPARISON APPROACH       $64,029,000
ROUNDED                                            $64,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 26
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

SALES COMPARISON APPROACH (NOI PER UNIT ANALYSIS)

                            NOI PER UNIT COMPARISON

                    SALE PRICE                   NOI/        SUBJECT NOI
COMPARABLE  NO. OF ------------            --------------   --------------  ADJUSTMENT   INDICATED
   NO.      UNITS   PRICE/UNIT     OAR        NOI/UNIT      SUBJ. NOI/UNIT    FACTOR     VALUE/UNIT
----------  -----  ------------  --------  --------------   --------------  ----------   ----------
   I-1       988   $ 81,000,000    N/A          N/A          $  5,214,411
                   $     81,984                              $      9,728
   I-2       896   $ 88,100,000    8.16%    $  7,192,120     $  5,214,411        1.212   $  119,168
                   $     98,326             $      8,027     $      9,728
   I-3      1119   $130,000,000    7.01%    $  9,115,300     $  5,214,411        1.194   $  138,744
                   $    116,175             $      8,146     $      9,728

                                   PRICE/UNIT

  Low            High      Average      Median
--------       --------    --------    --------
$119,168       $138,744    $128,956    $128,956

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit             $   125,000
Number of Units                              536
Value                                $67,000,000
  Less: Lease-Up Cost               -$   291,000
                                    ------------
Value Based on NOI Analysis          $66,709,000
                           Rounded   $66,700,000

The adjusted sales indicate a range of value between $119,168 and $138,744 per unit, with an average of $128,956 per unit. Based on the subject's competitive position within the improved sales, a value of $125,000 per unit is estimated. This indicates an "as is" market value of $66,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE  NO. OF   ------------   EFFECTIVE     OPERATING                SUBJECT
    NO.     UNITS     PRICE/UNIT   GROSS INCOME    EXPENSE       OER    PROJECTED OER  EGIM
----------  ------   ------------  ------------  ------------   -----   -------------  ----
  I-1        988     $ 81,000,000       N/A          N/A
                     $     81,984
  I-2        896     $ 88,100,000  $ 15,586,120   $ 8,394,000   53.86%     40.47%      5.65
                     $     98,326
  I-3       1119     $130,000,000  $ 14,023,539   $ 4,908,239   35.00%                 9.27
                     $    116,175

                                      EGIM

Low    High   Average   Median
----   ----   -------   ------
5.65   9.27     7.46     7.46

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 7.50
Subject EGI                            $ 8,939,001
Value                                  $67,042,508
  Less: Lease-Up Cost                 -$   291,000
                                      ------------
Value Based on EGIM Analysis           $66,751,508
                             Rounded   $66,800,000
      Value Per Unit                   $   124,627

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 27
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 40.47% before reserves. The comparable sales indicate a range of expense ratios from 35.00% to 53.86%, while their EGIMs range from 5.65 to 9.27. Overall, we conclude to an EGIM of 7.50, which results in an "as is" value estimate in the EGIM Analysis of $66,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $66,000,000.

Price Per Unit                   $64,000,000
NOI Per Unit                     $66,700,000
EGIM Analysis                    $66,800,000

Sales Comparison Conclusion      $66,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                     Average
              Unit Area     -----------------------
Unit Type     (Sq. Ft.)     Per Unit         Per SF       %Occupied
--------------------------------------------------------------------
EA10             412         $  896         $  2.17          81.3%
EB10             495         $  941         $  1.90          89.1%
1A10             550         $1,184         $  2.15          95.6%
1B10             803         $1,302         $  1.62          92.4%
1C10             920         $1,509         $  1.64         100.0%
2A20            1315         $1,772         $  1.35          90.9%
2B20            1425         $2,189         $  1.54          96.8%
2C20            1794         $2,569         $  1.43         100.0%
3A20            1631         $2,251         $  1.38          90.9%
3B20            1778         $2,509         $  1.41         100.0%
3C20            2215         $2,794         $  1.26         100.0%
4A30            2500         $2,459         $  0.98           0.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                 RENT ANALYSIS

                                                                              COMPARABLE RENTS
                                                              ------------------------------------------------
                                                                  R-1           R-2        R-3          R-4
                                                              ------------------------------------------------
                                                              The Lofts at  Park Towne     1500     Locust on
                                                               1835 Arch       Place      Locust     The Park
                                                              ------------------------------------------------
                                         SUBJECT   SUBJECT                   COMPARISON TO SUBJECT
                          SUBJECT UNIT    ACTUAL    ASKING    ------------------------------------------------
      DESCRIPTION             TYPE         RENT      RENT        Similar     Inferior     Superior     Similar
--------------------------------------------------------------------------------------------------------------
Monthly Rent                  EA10        $  896    $  909                    $  819
Unit Area (SF)                               412       412                       460
Monthly Rent Per Sq. Ft.                  $ 2.17    $ 2.21                    $ 1.78

Monthly Rent                  EB10        $  941    $  949                                 $1,100       $1,125
Unit Area (SF)                               495       495                                    497          528
Monthly Rent Per Sq. Ft.                  $ 1.90    $ 1.92                                 $ 2.21       $ 2.13

Monthly Rent                  1A10        $1,184    $1,199
Unit Area (SF)                               550       550
Monthly Rent Per Sq. Ft.                  $ 2.15    $ 2.18

Monthly Rent                  1B10        $1,302    $1,399       $1,400       $1,024       $1,505       $1,395
Unit Area (SF)                               803       803          815          715          795          809
Monthly Rent Per Sq. Ft.                  $ 1.62    $ 1.74       $ 1.72       $ 1.43       $ 1.89       $ 1.72

Monthly Rent                  1C10        $1,509    $1,489       $1,750                    $1,700
Unit Area (SF)                               920       920          950                       898
Monthly Rent Per Sq. Ft.                  $ 1.64    $ 1.62       $ 1.84                    $ 1.89

Monthly Rent                  2A20        $1,772    $1,749       $2,200       $1,629       $2,183       $1,950
Unit Area (SF)                             1,315     1,315        1,275        1,043        1,113        1,211
Monthly Rent Per Sq. Ft.                  $ 1.35    $ 1.33       $ 1.73       $ 1.56       $ 1.96       $ 1.61

Monthly Rent                  2B20        $2,189    $1,899                                 $2,335
Unit Area (SF)                             1,425     1,425                                  1,264
Monthly Rent Per Sq. Ft.                  $ 1.54    $ 1.33                                 $ 1.85

Monthly Rent                  2C20        $2,569    $2,339
Unit Area (SF)                             1,794     1,794
Monthly Rent Per Sq. Ft.                  $ 1.43    $ 1.30

Monthly Rent                  3A20        $2,251    $2,209                    $1,839
Unit Area (SF)                             1,631     1,631                     1,223
Monthly Rent Per Sq. Ft.                  $ 1.38    $ 1.35                    $ 1.50

Monthly Rent                  3B20        $2,509    $2,299
Unit Area (SF)                             1,778     1,778
Monthly Rent Per Sq. Ft.                  $ 1.41    $ 1.29

Monthly Rent                  3C20        $2,794    $2,509
Unit Area (SF)                             2,215     2,215
Monthly Rent Per Sq. Ft.                  $ 1.26    $ 1.13

Monthly Rent                  4A30        $2,459    $2,459                    $2,074
Unit Area (SF)                             2,500     2,500                     1,465
Monthly Rent Per Sq. Ft.                  $ 0.98    $ 0.98                    $ 1.42

                           SUBJECT UNIT
       DESCRIPTION            TYPE         MIN        MAX     MEDIAN    AVERAGE
-------------------------------------------------------------------------------
Monthly Rent                  EA10        $  819    $  819    $  819    $  819
Unit Area (SF)                               460       460       460       460
Monthly Rent Per Sq. Ft.                  $ 1.78    $ 1.78    $ 1.78    $ 1.78

Monthly Rent                  EB10        $1,100    $1,125    $1,113    $1,113
Unit Area (SF)                               497       528       513       513
Monthly Rent Per Sq. Ft.                  $ 2.13    $ 2.21    $ 2.17    $ 2.17

Monthly Rent                  1A10
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                  1B10        $1,024    $1,505    $1,398    $1,331
Unit Area (SF)                               715       815       802       784
Monthly Rent Per Sq. Ft.                  $ 1.43    $ 1.89    $ 1.72    $ 1.69

Monthly Rent                  1C10        $1,700    $1,750    $1,725    $1,725
Unit Area (SF)                               898       950       924       924
Monthly Rent Per Sq. Ft.                  $ 1.84    $ 1.89    $ 1.87    $ 1.87

Monthly Rent                  2A20        $1,629    $2,200    $2,067    $1,991
Unit Area (SF)                             1,043     1,275     1,162     1,161
Monthly Rent Per Sq. Ft.                  $ 1.56    $ 1.96    $ 1.67    $ 1.71

Monthly Rent                  2B20        $2,335    $2,335    $2,335    $2,335
Unit Area (SF)                             1,264     1,264     1,264     1,264
Monthly Rent Per Sq. Ft.                  $ 1.85    $ 1.85    $ 1.85    $ 1.85

Monthly Rent                  2C20
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                  3A20        $1,839    $1,839    $1,839    $1,839
Unit Area (SF)                             1,223     1,223     1,223     1,223
Monthly Rent Per Sq. Ft.                  $ 1.50    $ 1.50    $ 1.50    $ 1.50

Monthly Rent                  3B20
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                  3C20
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                  4A30        $2,074    $2,074    $2,074    $2,074
Unit Area (SF)                             1,465     1,465     1,465     1,465
Monthly Rent Per Sq. Ft.                  $ 1.42    $ 1.42    $ 1.42    $ 1.42

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                            Unit Area   -------------------     Monthly        Annual
Unit Type  Number of Units  (Sq. Ft.)    Per Unit    Per SF      Income        Income
----------------------------------------------------------------------------------------
EA10             32             412     $      899    $2.18    $   28,768    $  345,216
EB10            137             495     $      949    $1.92    $  130,013    $1,560,156
1A10             48             550     $    1,149    $2.09    $   55,152    $  661,824
1B10            102             803     $    1,379    $1.72    $  140,658    $1,687,896
1C10             21             920     $    1,509    $1.64    $   31,689    $  380,268
2A20            124           1,315     $    1,759    $1.34    $  218,116    $2,617,392
2B20             32           1,425     $    2,109    $1.48    $   67,488    $  809,856
2C20              5           1,794     $    2,449    $1.37    $   12,245    $  146,940
3A20             24           1,631     $    2,229    $1.37    $   53,496    $  641,952
3B20              8           1,778     $    2,359    $1.33    $   18,872    $  226,464
3C20              2           2,215     $    2,499    $1.13    $    4,998    $   59,976
4A30              1           2,500     $    2,459    $0.98    $    2,459    $   29,508
                                                      ---------------------------------
                                                      Total    $  763,954    $9,167,448

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR      2000        FISCAL YEAR      2001      FISCAL YEAR      2002
                             --------------------------------------------------------------------------------
                                      ACTUAL                     ACTUAL                      ACTUAL
                             --------------------------------------------------------------------------------
       DESCRIPTION              TOTAL       PER UNIT        TOTAL       PER UNIT        TOTAL       PER UNIT
-------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income              $8,342,210    $   15,564    $8,855,683    $   16,522    $9,139,066    $   17,050

  Vacancy                    $  502,931    $      938    $  478,155    $      892    $  844,922    $    1,576
  Credit Loss/Concessions    $   18,839    $       35    $   28,274    $       53    $   79,026    $      147
                             --------------------------------------------------------------------------------
    Subtotal                 $  521,770    $      973    $  506,429    $      945    $  923,948    $    1,724

  Laundry Income             $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue             $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue        $  358,833    $      669    $  366,006    $      683    $  458,161    $      855
                             --------------------------------------------------------------------------------
    Subtotal Other Income    $  358,833    $      669    $  366,006    $      683    $  458,161    $      855

                             --------------------------------------------------------------------------------
Effective Gross Income       $8,179,273    $   15,260    $8,715,260    $   16,260    $8,673,279    $   16,181

Operating Expenses
  Taxes                      $  454,883    $      849    $  639,413    $    1,193    $  641,270    $    1,196
  Insurance                  $   62,262    $      116    $  128,240    $      239    $  122,284    $      228
  Utilities                  $1,052,106    $    1,963    $1,142,411    $    2,131    $1,016,569    $    1,897
  Repair & Maintenance       $   64,655    $      121    $   55,249    $      103    $   45,412    $       85
  Cleaning                   $  522,451    $      975    $  506,709    $      945    $  496,132    $      926
  Landscaping                $        0    $        0    $        0    $        0    $        0    $        0
  Security                   $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing        $   38,977    $       73    $   38,468    $       72    $   37,528    $       70
  General Administrative     $   61,275    $      114    $   91,888    $      171    $   91,216    $      170
  Management                 $  412,405    $      769    $  457,317    $      853    $  432,824    $      808
  Miscellaneous              $  587,943    $    1,097    $  667,060    $    1,245    $  545,058    $    1,017

                             --------------------------------------------------------------------------------
Total Operating Expenses     $3,256,957    $    6,076    $3,726,755    $    6,953    $3,428,293    $    6,396

  Reserves                   $        0    $        0    $        0    $        0    $        0    $        0

                             --------------------------------------------------------------------------------
Net Income                   $4,922,316    $    9,183    $4,988,505    $    9,307    $5,244,986    $    9,785

                              FISCAL YEAR       2003        ANNUALIZED       2003
                             ------------------------------------------------------
                                MANAGEMENT BUDGET               PROJECTION                     AAA PROJECTION
                             ------------------------------------------------------------------------------------------
       DESCRIPTION              TOTAL       PER UNIT       TOTAL        PER UNIT        TOTAL       PER UNIT       %
-----------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income              $9,343,212    $   17,431    $9,117,800    $   17,011    $9,167,448    $   17,103    100.0%

  Vacancy                    $  615,000    $    1,147    $  822,888    $    1,535    $  458,372    $      855      5.0%
  Credit Loss/Concessions    $   12,000    $       22    $  215,400    $      402    $   91,674    $      171      1.0%
                             ------------------------------------------------------------------------------------------
    Subtotal                 $  627,000    $    1,170    $1,038,288    $    1,937    $  550,047    $    1,026      6.0%

  Laundry Income             $        0    $        0    $        0    $        0    $        0    $        0      0.0%
  Garage Revenue             $        0    $        0    $        0    $        0    $        0    $        0      0.0%
  Other Misc. Revenue        $  296,831    $      554    $  342,992    $      640    $  321,600    $      600      3.5%
                             ------------------------------------------------------------------------------------------
    Subtotal Other Income    $  296,831    $      554    $  342,992    $      640    $  321,600    $      600      3.5%

                             ------------------------------------------------------------------------------------------
Effective Gross Income       $9,013,043    $   16,815    $8,422,504    $   15,714    $8,939,001    $   16,677    100.0%

Operating Expenses
  Taxes                      $  781,506    $    1,458    $  684,124    $    1,276    $  696,800    $    1,300      7.8%
  Insurance                  $  147,716    $      276    $  131,764    $      246    $  147,400    $      275      1.6%
  Utilities                  $1,103,000    $    2,058    $1,713,536    $    3,197    $1,072,000    $    2,000     12.0%
  Repair & Maintenance       $   64,100    $      120    $   21,764    $       41    $   64,320    $      120      0.7%
  Cleaning                   $  514,800    $      960    $  573,604    $    1,070    $  522,600    $      975      5.8%
  Landscaping                $        0    $        0    $        0    $        0    $        0    $        0      0.0%
  Security                   $        0    $        0    $        0    $        0    $        0    $        0      0.0%
  Marketing & Leasing        $   36,000    $       67    $   77,884    $      145    $   37,520    $       70      0.4%
  General Administrative     $  100,500    $      188    $  128,980    $      241    $   93,800    $      175      1.0%
  Management                 $  456,547    $      852    $  431,128    $      804    $  446,950    $      834      5.0%
  Miscellaneous              $  522,538    $      975    $  468,612    $      874    $  536,000    $    1,000      6.0%

                             ------------------------------------------------------------------------------------------
Total Operating Expenses     $3,726,707    $    6,953    $4,231,396    $    7,894    $3,617,390    $    6,749     40.5%

  Reserves                   $        0    $        0    $        0    $        0    $  107,200    $      200      3.0%

                             ------------------------------------------------------------------------------------------
Net Income                   $5,286,336    $    9,863    $4,191,108    $    7,819    $5,214,411    $    9,728     58.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 6% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
             ---------------------------------------------
                  GOING-IN                 TERMINAL
             ---------------------------------------------
              LOW           HIGH     LOW             HIGH
----------------------------------------------------------
RANGE        6.00%         10.00%   7.00%           10.00%
AVERAGE             8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE     OCCUP.     PRICE/UNIT   OAR
------------------------------------------------------
  I-1        May-02       95%       $ 81,984     N/A
  I-2        May-01       88%       $ 98,326    8.16%
  I-3        May-03       95%       $116,175    7.01%
  I-4         N/A         N/A                    N/A
  I-5         N/A         N/A                    N/A
                                        High    8.16%
                                         Low    7.01%
                                     Average    7.59%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $63,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

approximately 44% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                            STERLING APARTMENT HOMES

              YEAR                      APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
          FISCAL YEAR                       1              2              3              4              5              6
-----------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $ 9,167,448    $ 9,167,448    $ 9,442,471    $ 9,725,746    $10,017,518    $10,318,043

  Vacancy                              $   715,103    $   548,575    $   472,124    $   486,287    $   500,876    $   515,902
  Credit Loss                          $    91,674    $    91,674    $    94,425    $    97,257    $   100,175    $   103,180
  Concessions                          $         0    $         0    $         0    $         0    $         0    $         0
                                       --------------------------------------------------------------------------------------
    Subtotal                           $   806,777    $   640,249    $   566,548    $   583,545    $   601,051    $   619,083

  Laundry Income                       $         0    $         0    $         0    $         0    $         0    $         0
  Garage Revenue                       $         0    $         0    $         0    $         0    $         0    $         0
  Other Misc. Revenue                  $   321,600    $   321,600    $   331,248    $   341,185    $   351,421    $   361,964
                                       --------------------------------------------------------------------------------------
    Subtotal Other Income              $   321,600    $   321,600    $   331,248    $   341,185    $   351,421    $   361,964
                                       --------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $ 8,682,271    $ 8,848,799    $ 9,207,171    $ 9,483,386    $ 9,767,888    $10,060,925

OPERATING EXPENSES:
  Taxes                                $   696,800    $   717,704    $   739,235    $   761,412    $   784,255    $   807,782
  Insurance                            $   147,400    $   151,822    $   156,377    $   161,068    $   165,900    $   170,877
  Utilities                            $ 1,072,000    $ 1,104,160    $ 1,137,285    $ 1,171,403    $ 1,206,545    $ 1,242,742
  Repair & Maintenance                 $    64,320    $    66,250    $    68,237    $    70,284    $    72,393    $    74,565
  Cleaning                             $   522,600    $   538,278    $   554,426    $   571,059    $   588,191    $   605,837
  Landscaping                          $         0    $         0    $         0    $         0    $         0    $         0
  Security                             $         0    $         0    $         0    $         0    $         0    $         0
  Marketing & Leasing                  $    37,520    $    38,646    $    39,805    $    40,999    $    42,229    $    43,496
  General Administrative               $    93,800    $    96,614    $    99,512    $   102,498    $   105,573    $   108,740
  Management                           $   434,114    $   442,440    $   460,359    $   474,169    $   488,394    $   503,046
  Miscellaneous                        $   536,000    $   552,080    $   568,642    $   585,702    $   603,273    $   621,371
                                       --------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $ 3,604,554    $ 3,707,993    $ 3,823,878    $ 3,938,595    $ 4,056,753    $ 4,178,455

  Reserves                             $   107,200    $   110,416    $   113,728    $   117,140    $   120,655    $   124,274
                                       --------------------------------------------------------------------------------------
NET OPERATING INCOME                   $ 4,970,517    $ 5,030,389    $ 5,269,564    $ 5,427,651    $ 5,590,481    $ 5,758,195
=============================================================================================================================

  Operating Expense Ratio (% of EGI)          41.5%          41.9%          41.5%          41.5%          41.5%          41.5%
  Operating Expense Per Unit           $     6,725    $     6,918    $     7,134    $     7,348    $     7,569    $     7,796

              YEAR                      APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
          FISCAL YEAR                       7              8              9             10             11
--------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $10,627,585    $10,946,412    $11,274,805    $11,613,049    $11,961,440

  Vacancy                              $   531,379    $   547,321    $   563,740    $   580,652    $   598,072
  Credit Loss                          $   106,276    $   109,464    $   112,748    $   116,130    $   119,614
  Concessions                          $         0    $         0    $         0    $         0    $         0
                                       -----------------------------------------------------------------------
    Subtotal                           $   637,655    $   656,785    $   676,488    $   696,783    $   717,686

  Laundry Income                       $         0    $         0    $         0    $         0    $         0
  Garage Revenue                       $         0    $         0    $         0    $         0    $         0
  Other Misc. Revenue                  $   372,823    $   384,007    $   395,527    $   407,393    $   419,615
                                       -----------------------------------------------------------------------
    Subtotal Other Income              $   372,823    $   384,007    $   395,527    $   407,393    $   419,615
                                       -----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $10,362,752    $10,673,635    $10,993,844    $11,323,659    $11,663,369

OPERATING EXPENSES:
  Taxes                                $   832,016    $   856,976    $   882,685    $   909,166    $   936,441
  Insurance                            $   176,003    $   181,283    $   186,722    $   192,324    $   198,093
  Utilities                            $ 1,280,024    $ 1,318,425    $ 1,357,978    $ 1,398,717    $ 1,440,678
  Repair & Maintenance                 $    76,801    $    79,105    $    81,479    $    83,923    $    86,441
  Cleaning                             $   624,012    $   642,732    $   662,014    $   681,874    $   702,331
  Landscaping                          $         0    $         0    $         0    $         0    $         0
  Security                             $         0    $         0    $         0    $         0    $         0
  Marketing & Leasing                  $    44,801    $    46,145    $    47,529    $    48,955    $    50,424
  General Administrative               $   112,002    $   115,362    $   118,823    $   122,388    $   126,059
  Management                           $   518,138    $   533,682    $   549,692    $   566,183    $   583,168
  Miscellaneous                        $   640,012    $   659,212    $   678,989    $   699,358    $   720,339
                                       -----------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $ 4,303,809    $ 4,432,923    $ 4,565,911    $ 4,702,888    $ 4,843,975

  Reserves                             $   128,002    $   131,842    $   135,798    $   139,872    $   144,068
                                       -----------------------------------------------------------------------
NET OPERATING INCOME                   $ 5,930,941    $ 6,108,869    $ 6,292,135    $ 6,480,899    $ 6,675,326
==============================================================================================================

  Operating Expense Ratio (% of EGI)          41.5%          41.5%          41.5%          41.5%          41.5%
  Operating Expense Per Unit           $     8,029    $     8,270    $     8,518    $     8,774    $     9,037

Estimated Stabilized NOI               $ 5,214,411    Sales Expense Rate             2.00%
Months to Stabilized                            24    Discount Rate                 10.50%
Stabilized Occupancy                          95.0%   Terminal Cap Rate              8.50%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price              $78,533,252    Deferred Maintenance          $         0
 Less: Sales Expense                   $ 1,570,665    Add: Excess Land              $         0
                                       -----------
Net Residual Sale Price                $76,962,587    Other Adjustments             $         0
PV of Reversion                        $28,356,778                                  -----------
Add: NPV of NOI                        $35,592,791    Value Indicated By "DCF"      $63,949,568
                                       -----------            Rounded               $63,900,000
PV Total                               $63,949,568

                          "DCF" VALUE SENSITIVITY TABLE

                                                        DISCOUNT RATE
                             ------------------------------------------------------------------
          TOTAL VALUE          10.00%         10.25%        10.50%        10.75%       11.00%
-----------------------------------------------------------------------------------------------
                     8.00%   $67,990,945   $66,843,662   $65,721,867   $64,624,911  $63,552,161
                     8.25%   $67,035,583   $65,909,744   $64,808,865   $63,732,310  $62,679,462
TERMINAL CAP RATE    8.50%   $66,136,419   $65,030,762   $63,949,568   $62,892,215  $61,858,097
                     8.75%   $65,288,636   $64,202,008   $63,139,375   $62,100,125  $61,083,668
                     9.00%   $64,487,952   $63,419,296   $62,374,192   $61,352,041  $60,352,262

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

INCOME LOSS DURING LEASE-UP

The subject is currently 91% occupied, below our stabilized occupancy projection. We have estimated a 24-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $291,000 as shown in the following table.

                           INCOME LOSS DURING LEASE-UP

          DESCRIPTION                    YEAR 1         YEAR 2
----------------------------------------------------------------
"As Is" Net Operating Income           $4,970,517     $5,030,389
Stabilized Net Operating Income        $5,214,411     $5,116,082

                                       ----------     ----------
Difference                             $  243,894     $   85,692
PV of Income Loss During Lease-Up      $  290,899
                                       ----------

               Rounded                 $  291,000
                                       ----------

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 38
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                            STERLING APARTMENT HOMES

                                                      TOTAL         PER SQ. FT.      PER UNIT       %OF EGI
-----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                        $  9,167,448     $    18.84      $   17,103

  Less: Vacancy & Collection Loss      6.00%       $    550,047     $     1.13      $    1,026

  Plus: Other Income
    Laundry Income                                 $          0     $     0.00      $        0        0.00%
    Garage Revenue                                 $          0     $     0.00      $        0        0.00%
    Other Misc. Revenue                            $    321,600     $     0.66      $      600        3.60%
                                                   -------------------------------------------------------
      Subtotal Other Income                        $    321,600     $     0.66      $      600        3.60%

EFFECTIVE GROSS INCOME                             $  8,939,001     $    18.37      $   16,677

OPERATING EXPENSES:
  Taxes                                            $    696,800     $     1.43      $    1,300        7.80%
  Insurance                                        $    147,400     $     0.30      $      275        1.65%
  Utilities                                        $  1,072,000     $     2.20      $    2,000       11.99%
  Repair & Maintenance                             $     64,320     $     0.13      $      120        0.72%
  Cleaning                                         $    522,600     $     1.07      $      975        5.85%
  Landscaping                                      $          0     $     0.00      $        0        0.00%
  Security                                         $          0     $     0.00      $        0        0.00%
  Marketing & Leasing                              $     37,520     $     0.08      $       70        0.42%
  General Administrative                           $     93,800     $     0.19      $      175        1.05%
  Management                           5.00%       $    446,950     $     0.92      $      834        5.00%
  Miscellaneous                                    $    536,000     $     1.10      $    1,000        6.00%

TOTAL OPERATING EXPENSES                           $  3,617,390     $     7.43      $    6,749       40.47%

  Reserves                                         $    107,200     $     0.22      $      200        1.20%
                                                   -------------------------------------------------------
NET OPERATING INCOME                               $  5,214,411     $    10.72      $    9,728       58.33%

                                                   =======================================================

  "GOING IN" CAPITALIZATION RATE                           8.00%

  VALUE INDICATION                                 $ 65,180,138     $   133.96      $  121,605

  LESS: LEASE-UP COST                             ($    291,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)               $ 64,889,138

               ROUNDED                             $ 64,900,000     $   133.39      $  121,082

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 39
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE     VALUE         ROUNDED      $/UNIT     $/SF
---------------------------------------------------------
  7.25%   $ 71,631,911   $71,600,000   $133,582   $147.16
  7.50%   $ 69,234,481   $69,200,000   $129,104   $142.22
  7.75%   $ 66,991,723   $67,000,000   $125,000   $137.70
  8.00%   $ 64,889,138   $64,900,000   $121,082   $133.39
  8.25%   $ 62,913,983   $62,900,000   $117,351   $129.28
  8.50%   $ 61,055,013   $61,100,000   $113,993   $125.58
  8.75%   $ 59,302,269   $59,300,000   $110,634   $121.88

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $64,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis       $63,900,000
Direct Capitalization Method        $64,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $64,500,000.

DISCOUNTED CASH FLOW ANALYSIS - STERLING COMMERCE CENTER

Following is a summary of the subject's discounted cash flow analysis. Because the commercial space is only 54.1% occupied and is not projected to reach a stabilized level of occupancy until the third year, only a discounted cash flow analysis was performed. A direct capitalization analysis is not considered applicable.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a review of current office and retail leases was performed. A summary of actual leases signed over the last 12 months is shown on the following table.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 40
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                     SUMMARY OF ACTUAL RECENT OFFICE LEASES

                                                      LEASE     LEASE     RENTAL      COMPOUNDED
                            SUITE            SIZE     START     TERM      RATE/SF    ANNUAL RENT
       TENANT                NO.             (SF)      DATE   (MONTHS)      ($)      GROWTH RATE        EXPENSES
------------------------------------------------------------------------------------------------------------------
Dr. Parrish                  465             1,418     7-02      12        15.75          -            Full Service
Eagles for Leukaemia         452             1,340    10-02      36        16.00        3.1%           $8.18 Stop
Michael Kleeman              350             2,904     1-03      24        15.50        6.5%           $8.20 Stop
United Equity                301             1,800     3-03      12        15.00          -            $8.18 Stop
Windows Corp.                303             2,002     4-03      84         8.55        2.5%          Full Service
Contemporary Staffing        307             2,424     4-03      48        11.14        2.4%           $8.18 Stop
Equitrac                     340             2,943     5-03      12        17.88          -              $1.00 *
McCann & Gerschke            309             6,093     6-03      36        14.00        3.5%             BY Stop
Wainstein et al              400             3,190     6-03      36        15.50        3.2%             $0.84 *
Averages                       -             2,679        -      33        14.37        2.4%                -
All office tenants             -             2,386        -       -        15.16          -                 -

* Tenant's specific expense pass through amount

As shown above, recent office leases range from $8.55 to $17.88 per square foot with an average of $14.37 per square foot. The average rental rate for all of the office tenants is $15.16 per square foot. Also, this average amount is the weighted amount for the entire tenants and takes into account the sizes of the various spaces and is not the simple average of each tenant's rental rate.

Concerning the retail tenants, there have only been two recent leases signed within the last 12 months. They are Suite 1823 - City Nails, a 1,097 square foot space with a beginning lease rate of $18.00 per square foot. The lease term is 84 months (7 years) and there are annual rent increases of $1.00 per square foot. The compounded annual rental growth rate is 4.9%. The expenses are full service with the tenant paying no expense pass through amounts. This lease was signed in April 2003. The second lease was Suite 1833 - Southland, a 3,420 square foot space with a rental rate of $15.30 per square foot. The lease term is 42 months (3.5 years) and the rental rate is fixed throughout the term. This is also a full service lease with the tenant paying no expense pass through amount. There was no improvement allowance given by the landlord and both spaces were taken in an "as-is" condition. The average rental rate from the existing 10 retail tenants is $23.14 per square foot.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 41
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above as well as interviews with the subject's property management, rental rates and terms are shown as follows:

OFFICE TENANTS

  Large tenants (Suite 200):        $14.00 per square foot market rent

  All other tenants:                $16.00 per square foot market rent

  Rent Abatement:                   Currently 4 months of free rent for all
                                    leases signed in the 1st year, changing to 3 months for all leases signed in the 2nd year, and 2 months for all leases signed in the 3rd through 11th year

  Average lease term:               60 months (5 years)

  Rent increases:                   None, flat

  Expenses:                         Gross lease with no expense recovery

  Tenant improvement allowance:     $15.00 / SF for new tenants, $0 for renewals

  Leasing commissions:              Sliding scale based on 6% of the 1st year's
                                    rent, 5% of the 2nd year's rent, 4% of the 3rd year's rent, 3.5% of the 4th year's rent, 3% of the 5th year's rent, and 2.5% of any remaining year's rent if needed; no commission upon renewal.

RETAIL TENANTS

  Market rent:                      $20.00 per square foot

  Average lease term:               84 months (7 years)

  Rent Abatement:                   Currently 4 months of free rent for all
                                    leases signed in the 1st year, changing to 3 months for all leases signed in the 2nd year, and 2 months for all leases signed in the 3rd through 11th year

  Rent increases:                   None, flat rate

  Expenses:                         Gross lease with no expense recovery

  Tenant improvement allowance:     None

  Leasing commissions:              Sliding scale based on 6% of the 1st year's
                                    rent, 5% of the 2nd year's rent, 4% of the 3rd year's rent, 3.5% of the 4th year's rent, 3% of the 5th year's rent, and 2.5% of any remaining year's rent if needed; no commission upon renewal.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 42
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 43
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                   OPERATING EXPENSES - HISTORICAL & PROJECTED
                            STERLING COMMERCE CENTER

                                   2000 ACTUAL              2001 ACTUAL                2002 ACTUAL
-------------------------------------------------------------------------------------------------------
Base Rental Revenue         $ 1,678,969   $  15.26   $ 1,743,488   $   15.85    $ 1,913,014   $   17.39
Reimbursement Income                  0       0.00             0        0.00              0        0.00
Misc Income                     109,058       0.99       138,950        1.26         31,481        0.29
                            ----------------------   -----------------------    -----------------------
GROSS POTENTIAL INCOME      $ 1,788,027   $  16.26   $ 1,882,438   $   17.11    $ 1,944,495   $   17.68

Less General Vacancy       -$    87,268  ($   0.79) -$   154,562  ($    1.41)  -$   794,364  ($    7.22)
Less Credit Loss               -120,614      (1.10)       -3,738       (0.03)        -7,609       (0.07)
                            ----------------------   -----------------------    -----------------------
EFFECTIVE GROSS INCOME      $ 1,580,145   $  14.37   $ 1,724,138   $   15.68    $ 1,142,522   $   10.39

Real Estate Taxes           $    76,409   $   0.69   $   111,160   $    1.01    $   111,046   $    1.01
Insurance                         8,584       0.08        21,066        0.19         21,580        0.20
Utilities                       306,167       2.78       388,437        3.53        355,503        3.23
Repairs & Maintenance            16,598       0.15        16,408        0.15         13,894        0.13
Cleaning                        285,066       2.59       275,389        2.50        355,367        3.23
Marketing/Leasing                 6,943       0.06         7,668        0.07          6,654        0.06
Gen. & Admin.                    22,789       0.21        28,207        0.26         26,118        0.24
Management Fee                   88,812       0.81       101,147        0.92         59,868        0.54
Miscellaneous                    50,406       0.46        84,597        0.77         82,090        0.75
                            ----------------------   -----------------------    -----------------------
TOTAL EXPENSES              $   861,774   $   7.83   $ 1,034,079   $    9.40    $ 1,032,120   $    9.38

NET OPERATING INCOME        $   718,371       6.53   $   690,059        6.27    $   110,402        1.00

Leasing & Capital Costs
 Tenant Improvements        $         0       0.00   $         0        0.00    $         0        0.00
 Leasing Commissions                  0       0.00             0        0.00              0        0.00
 Structural Reserve                   0       0.00             0        0.00              0        0.00
                            ----------------------   -----------------------    -----------------------

NET CASH FLOW               $   718,371   $  14.37   $   690,059   $   15.68    $   110,402   $   10.39

                                                                AAA
                                   2003 BUDGET          2003/2004 PROJECTED
-----------------------------------------------------------------------------
Base Rental Revenue         $ 1,727,952   $   15.71   $ 1,124,357   $   10.22
Reimbursement Income                  0        0.00        94,945        0.86
Misc Income                     -34,260       (0.31)        5,000        0.05
                            -----------------------   -----------------------
GROSS POTENTIAL INCOME      $ 1,693,692   $   15.40   $ 1,224,302   $   11.13

Less General Vacancy       -$   555,000  ($    5.05) -$   112,436  ($    1.02)
Less Credit Loss                      0        0.00       -24,115       (0.22)
                            -----------------------   -----------------------
EFFECTIVE GROSS INCOME      $ 1,138,692   $   10.35   $ 1,087,751   $    9.89

Real Estate Taxes           $   111,048   $    1.01   $   111,000   $    1.01
Insurance                        21,648        0.20        22,000        0.20
Utilities                       320,600        2.91       281,143        2.56
Repairs & Maintenance            37,150        0.34        15,328        0.14
Cleaning                        354,060        3.22       315,572        2.87
Marketing/Leasing                 6,600        0.06         6,600        0.06
Gen. & Admin.                    21,800        0.20        22,000        0.20
Management Fee                   64,135        0.58        60,000        0.55
Miscellaneous                    66,580        0.61        75,000        0.68
                            -----------------------   -----------------------
TOTAL EXPENSES              $ 1,003,621   $    9.12   $   908,643   $    8.26

NET OPERATING INCOME        $   135,071        1.23   $   179,108        1.63

Leasing & Capital Costs
 Tenant Improvements        $         0        0.00   $    51,121        0.46
 Leasing Commissions                  0        0.00         5,770        0.05
 Structural Reserve                   0        0.00        21,998        0.20
                            -----------------------   -----------------------

NET CASH FLOW               $   135,071   $   10.35   $   100,219   $   10.61

Net Rentable Area (SF):         109,992

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on both actual lease rates and terms and market rates previously discussed. Miscellaneous income consists of late rent fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 44
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy rate of 10% plus a collection loss rate of 2% for a total of 12%, based on the subject's historical performance, as well as the anticipated future market conditions.

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national CBD office market, which reports a range of replacement reserves of from $0.10 to $0.50 per square foot. For purposes of this analysis, we have included an allowance of $0.20 per square foot for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $0.20 per square foot should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

VACANT SPACE ABSORPTION ANALYSIS

The subject's office space is 44.4% occupied and has 47,802 square feet of vacant space. The property has signed 21,356 square feet of new or renewing leases in the first six months of 2003. Based on this data, the subject's vacant office space was leased up over a two-year period. The subject's retail portion is 88.8% occupied and has only one vacant space

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 45
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

available. This space was leased up in January 2004 or the ninth month of the first year of operations.

TENANT RENEWAL PROBABILITY

Because the majority of the subject's tenants are small size companies, with most leasing between 2,000 to 4,000 square feet per suite, a 50% renewal probability was applied.

INFLATION RATES

Market rent was held flat for the first two years and then grown at a rate of 3% per year thereafter. Operating expenses were inflated at a rate of 3% per year throughout the holding period.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of the Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                NATIONAL CBD OFFICE MARKET - DISCOUNT RATE (IRR)

                                RANGE             AVERAGE
---------------------------------------------------------
1st Quarter 2003            9.00% to 12.50%        10.92%

Because of the subject's age and small size of commercial space, the discount rate should be above the average for the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

TERMINAL CAPITALIZATION RATE

A terminal capitalization rate of 9.0% is concluded for the subject and applied to the

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 46
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

subject's 11th year cash flow projection.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $3,200,000. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 47
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

AIMCO
STERLING COMMERCE CENTER
PRESENT VALUE TABLE
AS OF MAY 1, 2003

                                   Discount               PV of
Yr         FYE      Cash Flow   Factor @ 11.50%         Cash Flow
-----------------------------------------------------------------
 1         2004     $100,219       0.89686             $   89,883
 2         2005     $193,756       0.80436             $  155,850
 3         2006     $417,818       0.72140             $  301,413
 4         2007     $272,500       0.64699             $  176,306
 5         2008     $431,070       0.58026             $  250,134
 6         2009     $350,126       0.52042             $  182,211
 7         2010     $210,480       0.46674             $   98,240
 8         2011     $180,088       0.41860             $   75,385
 9         2012    ($ 24,917)      0.37543            -$    9,355
10         2013     $356,903       0.33671             $  120,172

Present Value of Cash Flow                             $1,440,239

Year 11 Net Income                                     $  491,671
Residual Value Capped @ 9%                             $5,463,011
Cost of Sales @ 2%                                    ($  109,260)
                                                       ----------
Net Proceeds                                           $5,353,751

Present Value of Residual                              $1,802,642
Total Present Value of Cash Flows                      $1,440,239
                                                       ----------
Indicated Value                                        $3,242,881

Rounded                                                $3,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 48
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Sterling Apartment Homes:
        Cost Approach                                        Not Utilized
        Sales Comparison Approach                            $ 66,000,000
        Income Approach                                      $ 64,500,000
        Reconciled Value                                     $ 65,500,000

Sterling Commerce Center:
        Cost Approach                                        Not Utilized
        Sales Comparison Approach                            Not Utilized
        Income Approach                                      $  3,200,000
        Reconciled Value                                     $  3,200,000

Combined Value:                                              $ 68,700,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $68,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                               SUBJECT PHOTOGRAPHS

             [PICTURE]                                [PICTURE]

    EXTERIOR - FRONT OF BUILDING             EXTERIOR - REAR OF BUILDING

             [PICTURE]                                [PICTURE]

    J.F.K. BOULEVARD WESTBOUND                 INTERIOR - LOBBY LEVEL

             [PICTURE]                                [PICTURE]

INTERIOR - TYPICAL RESIDENTIAL CORRIDOR      INTERIOR - TYPICAL KITCHEN

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                               SUBJECT PHOTOGRAPHS

             [PICTURE]                              [PICTURE]

       INTERIOR - TYPICAL BATH            INTERIOR - TYPICAL LIVING ROOM

             [PICTURE]                              [PICTURE]

           ROOFTOP POOL               INTERIOR - 2ND FLOOR OFFICE SPACE (VACANT)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE I-1             COMPARABLE I-2              COMPARABLE I-3
  PRESIDENTIAL CITY APTS        CEDARBROOK HILL            BERKSHIRE TOWERS
   3900 City Line Avenue       8460 Limekiln Pike        11215 Oak Leaf Drive
Philadelphia, Pennsylvania    Wyncote, Pennsylvania     Silver Spring, Maryland

       [PICTURE]                     N/A                      [PICTURE]

          N/A                        N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                        COMPARABLE
        DESCRIPTION                                SUBJECT                                                R - 1
-------------------------------  ----------------------------------------------   --------------------------------------------------
 Property Name                   Sterling Apartment Homes                         The Lofts at 1835 Arch
 Management Company              Aimco                                            Forest City Residential
LOCATION:
 Address                         1815 John F. Kennedy Boulevard                   1835 Arch Street
 City, State                     Philadelphia, Pennsylvania                       Philadelphia, PA
 County                          Philadelphia                                     Philadelphia
 Proximity to Subject                                                             1 Block to the North
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          486,553                                          197,170
 Year Built                      1960                                             2001
 Effective Age                   7                                                2
 Building Structure Type         Brick/Granite Hi-Rise Building                   Brick Hi-Rise Building
 Parking Type (Gr., Cov., etc.)  Limited Garage Space                             Limited Spaces
 Number of Units                 536                                              192
 Unit Mix:                         Type              Unit    Qty.    Mo. Rent          Type                    Unit    Qty.     Mo.
                                 1 EA10               412     32      $  896      4  1Br/1Ba                     815   104    $1,400
                                 2 EB10               495    137      $  941      5  1Br/1Ba w/Den               950    28    $1,750
                                 3 1A10               550     48      $1,184      6  2Br/2Ba                   1,275    46    $2,200
                                 4 1B10               803    102      $1,302         Penthouse Units           1,940    13    $3,000
                                 5 1C10               920     21      $1,509
                                 6 2A20             1,315    124      $1,772
                                 7 2B20             1,425     32      $2,189
                                 8 2C20             1,794      5      $2,569
                                 9 3A20             1,631     24      $2,251
                                 10 3B20            1,778      8      $2,509
                                 11 3C20            2,215      2      $2,794
                                 12 4A30            2,500      1      $2,459
 Average Unit Size (SF)          908                                              1,022
 Unit Breakdown:                    Efficiency   32%       2-Bedroom    30%         Efficiency         0%        2-Bedroom      28%
                                    1-Bedroom    32%       3-Bedroom     6%         1-Bedroom         72%        3-Bedroom       0%
CONDITION:                       Good                                             Very Good
APPEAL:                          Good                                             Good
AMENITIES:
 Unit Amenities                         Attach. Garage          Vaulted Ceiling            Attach. Garage            Vaulted Ceiling
                                        Balcony            X    W/D Connect.               Balcony               X   W/D Connect.
                                        Fireplace                                          Fireplace
                                    X   Cable TV Ready                                X    Cable TV Ready
 Project Amenities                  X   Swimming Pool                                      Swimming Pool
                                        Spa/Jacuzzi             Car Wash                   Spa/Jacuzzi               Car Wash
                                        Basketball Court        BBQ Equipment              Basketball Court          BBQ Equipment
                                        Volleyball Court        Theater Room               Volleyball Court          Theater Room
                                        Sand Volley Ball        Meeting Hall               Sand Volley Ball          X Meeting Hall
                                        Tennis Court            Secured Parking            Tennis Court              Secured Parking
                                        Racquet Ball            Laundry Room               Racquet Ball              Laundry Room
                                        Jogging Track      X    Business Office            Jogging Track         X   Business Office
                                    X   Gym Room           X    Security              X    Gym Room              X   Security
OCCUPANCY:                       91%                                              98%
LEASING DATA:
 Available Leasing Terms         6 to 15 Months                                   6 to 15 Months
 Concessions                     None                                             None
 Pet Deposit                     $200 - $300                                      $150
 Utilities Paid by Tenant:          X   Electric           X    Natural Gas           X    Electric              X   Natural Gas
                                    X   Water              X    Trash                 X    Water                 X   Trash
 Confirmation                    May 13, 2002, John Ditko                         May 13, 2003, Forest City
 Telephone Number                (215) 563-3401                                   (215) 568-1835
NOTES:                                                                            The building is loft conversion
COMPARISON TO SUBJECT:                                                            Similar

                                                   COMPARABLE                                           COMPARABLE
        DESCRIPTION                                  R - 2                                                 R - 3
-------------------------------  -------------------------------------------------  ------------------------------------------------
 Property Name                   Park Towne Place                                   1500 Locust
 Management Company              Aimco                                              Scully Company
LOCATION:
 Address                         2200 Ben Franklin Parkway                          1500 Locust Street
 City, State                     Philadelphia, PA                                   Philadelphia, PA
 County                          Philadelphia                                       Philadelphia
 Proximity to Subject            3/4 Mile to the NE                                 1/4 Mile to the SE
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          964,040                                            563,420
 Year Built                      1959                                               Appr. 1990
 Effective Age                   15                                                 5
 Building Structure Type         Four Brick Mid-Rise Buildings                      Masonry Hi-Rise Building
 Parking Type (Gr., Cov., etc.)  Open, Garage                                       Limited Garage Space
 Number of Units                 980                                                610
 Unit Mix:                          Type              Unit     Qty.    Mo.             Type                   Unit     Qty.    Mo.
                                 1   Studio             460    160   $  819         2 Studio                    497    110   $1,100
                                 4   1Br/1Ba            715    165   $1,024         4 1Br/1Ba                   795    125   $1,505
                                     2Br/1Ba            995    165   $1,429         5 1Br/1Ba                   898    125   $1,700
                                 6   2Br/2Ba          1,043    165   $1,629         6 2Br/2Ba                 1,113    125   $2,183
                                 9   3Br/2Ba          1,223    165   $1,839         7 2Br/2Ba                 1,264    125   $2,335
                                 12  4Br/2Ba          1,465    160   $2,074

 Average Unit Size (SF)          984                                                924
 Unit Breakdown:                   Efficiency   16%         2-Bedroom    35%          Efficiency        18%     2-Bedroom        41%
                                   1-Bedroom    17%         3-Bedroom    17%          1-Bedroom         41%     3-Bedroom
CONDITION:                       Good                                               Good
APPEAL:                          Average                                            Very Good
AMENITIES:
 Unit Amenities                           Attach. Garage           Vaulted Ceiling        Attach. Garage            Vaulted Ceiling
                                          Balcony                  W/D Connect.           Balcony                X  W/D Connect.
                                          Fireplace                                       Fireplace
                                   X      Cable TV Ready                              X   Cable TV Ready
 Project Amenities                 X      Swimming Pool                               X   Swimming Pool
                                          Spa/Jacuzzi              Car Wash           X   Spa/Jacuzzi               Car Wash
                                          Basketball Court         BBQ Equipment          Basketball Court          BBQ Equipment
                                          Volleyball Court         Theater Room           Volleyball Court          Theater Room
                                          Sand Volley Ball  X      Meeting Hall           Sand Volley Ball       X  Meeting Hall
                                   X      Tennis Court             Secured Parking        Tennis Court              Secured Parking
                                          Racquet Ball      X      Laundry Room           Racquet Ball              Laundry Room
                                          Jogging Track     X      Business Office        Jogging Track          X  Business Office
                                   X      Gym Room          X      Security           X   Gym Room               X  Security
OCCUPANCY:                       95%                                                92%
LEASING DATA:
 Available Leasing Terms         6 to 15 Months                                     6 to 15 Months
 Concessions                     None                                               None
 Pet Deposit                     $200 - $300                                        $200 - $300
 Utilities Paid by Tenant:         X      Electric          X      Natural Gas        X    Electric               X   Natural Gas
                                   X      Water             X      Trash              X    Water                  X   Trash
 Confirmation                    May 13, 2003, Leasing Office                       May 13, 2003, Leasing Office
 Telephone Number                (215) 568-2200                                     (215) 893-0800
NOTES:                           Additional amenities include a free shuttle to     Amenities include a year-round indoor pool,
                                 Center City (Downtown).                            sundeck, concierge and banquet facilities.
COMPARISON TO SUBJECT:           Inferior                                           Superior

                                                   COMPARABLE
        DESCRIPTION                                  R - 4
-------------------------------  ---------------------------------------------------
 Property Name                   Locust on The Park
 Management Company              Dranoff Properties
LOCATION:
 Address                         201 South 25th Street
 City, State                     Philadelphia, PA
 County                          Philadelphia
 Proximity to Subject            1/2 Mile to the SW
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          143,599
 Year Built                      Appr. 1990
 Effective Age
 Building Structure Type         Renovated Mid-Rise Loft Building
 Parking Type (Gr., Cov., etc.)  Open
 Number of Units                 152
 Unit Mix:                         Type            Unit   Qty.     Mo.
                                 2 Studio           528    21    $1,125
                                 4 1Br/1Ba          809    65    $1,395
                                 6 2Br/2Ba        1,211    66    $1,950

 Average Unit Size (SF)          945
 Unit Breakdown:                     Efficiency        14%      2-Bedroom    43%
                                     1-Bedroom         43%      3-Bedroom
CONDITION:                       Slightly Superior
APPEAL:                          Good
AMENITIES:
 Unit Amenities                             Attach. Garage           Vaulted Ceiling
                                            Balcony             X    W/D Connect.
                                            Fireplace
                                     X      Cable TV Ready
 Project Amenities                          Swimming Pool
                                            Spa/Jacuzzi              Car Wash
                                            Basketball Court         BBQ Equipment
                                            Volleyball Court         Theater Room
                                            Sand Volley Ball    X    Meeting Hall
                                            Tennis Court             Secured Parking
                                            Racquet Ball             Laundry Room
                                            Jogging Track       X    Business Office
                                     X      Gym Room            X    Security
OCCUPANCY:                       95%
LEASING DATA:
 Available Leasing Terms         6 to 15 Months
 Concessions                     None
 Pet Deposit                     $300
 Utilities Paid by Tenant:           X      Electric            X    Natural Gas
                                     X      Water               X    Trash
 Confirmation                    May 13, 2003, Leasing Office
 Telephone Number                (215) 735-1810
NOTES:                           Amenities include concierge, storage, internet
                                 services and drycleaning deliveries.
                                 The building is a loft conversion
COMPARISON TO SUBJECT:           Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1              COMPARABLE R-2                 COMPARABLE R-3

THE LOFTS AT 1835 ARCH         PARK TOWNE PLACE                 1500 LOCUST
   1835 Arch Street        2200 Ben Franklin Parkway        1500 Locust Street
   Philadelphia, PA            Philadelphia, PA              Philadelphia, PA

      [PICTURE]                   [PICTURE]                     [PICTURE]

    COMPARABLE R-4

  LOCUST ON THE PARK
201 South 25th Street
  Philadelphia, PA

     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                    EXHIBIT D
                           CERTIFICATES OF APPRAISERS

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Richard Mupo provided significant real property appraisal assistance in the preparation of this report.

I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Frank Fehribach
                                         ---------------------------------------
                                                 Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                         State of Pennsylvania Certified General
                                                    Appraiser #GA003334

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISERS

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                                   FRANK A. FEHRIBACH, MAI
                             MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation         Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business          Mr. Fehribach joined AAA as an engagement director in 1998.
                  He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                   State Certified General Appraiser, #CG1387N
                  State of Colorado
                   Certified General Appraiser, #CG40000445
                  State of Georgia
                   Certified General Real Property Appraiser, #218487
                  State of Michigan
                   Certified General Appraiser, #1201008081
                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                                 -authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8, No.
                  3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
STERLING APARTMENT HOMES, PHILADELPHIA, PENNSYLVANIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.